                                                                    EXHIBIT 99.1


                          OPTION TO PURCHASE AGREEMENT


         This OPTION TO PURCHASE AGREEMENT (this "Agreement") is made this 16th day of December 1998, by and among PIONEER NATURAL RESOURCES USA, INC., a Delaware corporation ("Pioneer USA"), PIONEER RESOURCES PRODUCING L.P., a Delaware limited partnership ("Pioneer Producing" and collectively with Pioneer USA, "Seller"), and COSTILLA ENERGY, INC., a Delaware corporation ("Purchaser").

                                   WITNESSETH:

         1. Grant of Option. For the consideration provided below in Section 2, Seller hereby grants to Purchaser, for the period commencing immediately after receipt by Seller of evidence reasonably satisfactory to Seller that Purchaser has provided its stock transfer agent with irrevocable instructions to issue to Pioneer the stock certificate described below in Section 2(a), and ending at 9:00 a.m. on March 17, 1999 (the "Option Period"), the sole, exclusive and irrevocable right and option (the "Option"), but not the obligation, to purchase and acquire the Assets from Seller on the Closing Date at and for the consideration and upon the terms contained in that certain Purchase and Sale Agreement in the form attached hereto as Appendix A (the "Purchase Agreement"), the terms, provisions and exhibits of which are incorporated herein for all purposes, including, without limitation, (a) the definitions of undefined, capitalized terms used in this Agreement, and (b) a description of the Assets.

         2. Option Consideration. Purchaser and Pioneer USA were parties to that certain Purchase and Sale Agreement dated September 4, 1998 (the "Prior Agreement"). Pursuant to the terms of the Prior Agreement, Purchaser made a deposit (the "Deposit") in the amount of $25,000,000 by wire transfer to Pioneer USA. This Agreement is being executed to replace and supersede the Prior Agreement, which Prior Agreement is being terminated as a part of this Agreement and is hereby no longer of any force or effect. Seller acknowledges and agrees that said $25,000,000 is in its possession, and Purchaser and Seller acknowledge and agree that Seller's possession of said $25,000,000 is partial consideration for the Option and this Agreement. All rights of Purchaser relating in any way to the Deposit under the Prior Agreement are hereby forever extinguished. Further, as additional consideration, Purchaser (a) shall deliver to Pioneer USA, on or before December 23, 1998, a stock certificate representing 3,000,000 shares of the common stock, par value $.10 per share, of Purchaser (the "Shares") duly endorsed and registered in the name of Pioneer USA, and (b) hereby disclaims any right, title or interest in or to the property described in Appendix B attached hereto (the "Sonat Interest"), and hereby sells, assigns and transfers to Pioneer USA all of Purchaser's right, title and interest (if any) in and to the Sonat Interest. The Sonat Interest is the subject of that certain letter agreement dated October 9, 1998, by and between Pioneer USA and Purchaser (the "Sonat Letter Agreement"), a copy of which is attached hereto as Appendix
C. By executing and entering into this Agreement, Purchaser and Seller acknowledge and agree that the Sonat Letter Agreement is hereby terminated and is no longer of any force or effect. From and after the date of this Agreement, Purchaser agrees to perform all acts and do all things (including, without limitation, executing appropriate assignments) reasonably requested by Seller in order to more fully and effectively convey the Sonat Interest to Pioneer USA as contemplated by subsection (b) above.

         The consideration described above shall hereinafter be referred to as the "Option Consideration". The Option Consideration is not a deposit and is not in any event (including, without limitation, the expiration or termination of the Option, this Agreement or the Purchase Agreement) refundable.

         3. Exercise of the Option. In order to exercise the Option, Purchaser must (a) notify Seller in writing before the expiration of the Option Period that Purchaser desires to purchase from Seller the Assets in accordance with the terms and provisions set forth in the Purchase Agreement, (b) deliver to Seller the evidence of Purchaser's instructions to its transfer agent as contemplated by and in accordance with Section 1 above, and (c) deliver to Seller two (2) copies of the Purchase Agreement (in the form of the attached Appendix A) duly executed by Purchaser. Upon full compliance by Purchaser with the foregoing provisions of this Section 3, Seller shall promptly counter-execute both such copies of the Purchase Agreement and return one fully-executed copy of the Purchase Agreement to Seller, whereupon Seller and Purchaser shall have entered into the Purchase Agreement.

         4. Expiration of the Option and Termination of this Agreement. The Option shall expire and this Agreement shall terminate immediately upon the happening of any of the following events: (a) Purchaser validly exercises the Option and Purchaser and Seller execute and enter into the Purchase Agreement;
(b) Purchaser fails to deliver to Pioneer USA the stock certificate described above in Section 2(a) on or before December 23, 1998; or (c) Purchaser fails to validly exercise the Option by 9:00 a.m. on March 17, 1999. Upon the expiration of the Option and the termination of this Agreement, neither Purchaser nor Seller shall have any further rights, duties or obligations hereunder, except for Purchaser's duties and obligations (and Seller's rights) under Section 2 above (including, without limitation, Purchaser's duty to deliver to Seller the stock certificate representing the Shares), which shall survive any expiration or termination of the Option, this Agreement or the Purchase Agreement.

         5. Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas.

         EXECUTED as of the date first set forth above.

                               PIONEER USA:

                               PIONEER NATURAL RESOURCES USA, INC.


                               By:    /s/ Mark L. Withrow
                                      ------------------------------------------
                               Name:  Mark L. Withrow
                               Title: Executive Vice President & General Counsel

                               PIONEER PRODUCING:

                               PIONEER RESOURCES PRODUCING L.P.

                                By: Pioneer Resources, Inc., its General Partner

                                    By:    /s/ Mark L. Withrow
                                           -------------------------------------
                                    Name:  Mark L. Withrow
                                    Title: Executive Vice President


                               PURCHASER:

                               COSTILLA ENERGY, INC.


                               By:    /s/ Clifford N. Hair, Jr.
                                      ------------------------------------------
                               Name:  Clifford N. Hair, Jr.
                               Title: Senior Vice President -- Land